EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the consolidated financial statements as of September 30, 2024, in the Annual Report on Form 10-K of GEE Group Inc. of our report dated December 18, 2023, with respect to the consolidated financial statements of GEE Group Inc. as of and for the year ended September 30, 2023.

/s/ Forvis Mazars, LLP

Tampa, Florida

December 19, 2024